INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors
Solar America Corporation

We hereby consent to the inclusion in this Registration Statement of Solar America Corporation  on Form S-1 of our report dated June 22, 2011, with respect to our audit of the financial statements of Solar America Corporation as of December 31, 2010(which report expresses an unqualified opinion on those financial statements and includes an explanatory paragraph regarding the lack of comparability of successor and predecessor financial statements and  the Company’s ability to continue as a going concern) appearing in the Prospectus which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus forming a part of the Registration Statement.

/s/ McConnell and Jones, LLP
Houston, Texas
June 24, 2011

3040 Post Oak Blvd., Suite 1600 Houston, TX 77056 Phone: 713.968.1600 Fax: 713.968.1601 WWW.MCCONNELLJONES.COM